FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Massachusetts Municipal Trust

Fund	Fidelity Massachusetts Municipal Income Fund
Trade Date	11/7/13
Settle Date	11/13/13
Security Name	MA HWY GANS SER A 5% 06/15/27
CUSIP	57583PFU8
Price	112.701
Transaction Value	$ 5,635,050.00
Class Size	$ 97,945,000
% of Offering	5.105%
Underwriter Purchased From	Citigroup
Underwriting Members: (1)	Citigroup
Underwriting Members: (2)	BofA Merrill Lynch
Underwriting Members: (3)	Jefferies
Underwriting Members: (4)	J.P. Morgan
Underwriting Members: (5)	Morgan Stanley
Underwriting Members: (6)	Wells Fargo Securities
Underwriting Members: (7)	Baird
Underwriting Members: (8)	Barclays
Underwriting Members: (9)	Cabrera Capital Markets, LLC
Underwriting Members: (10)	CastleOak Securities, L.P.
Underwriting Members: (11)	Edward Jones
Underwriting Members: (12)	Estrada Hinojosa & Company, Inc.
Underwriting Members: (13)	Fidelity Capital Markets
Underwriting Members: (14)	Janney Montgomery Scott
Underwriting Members: (15)	Lebenthal & Co., LLC
Underwriting Members: (16)	Loop Capital Markets, LLC
Underwriting Members: (17)	Mesirow Financial, Inc.
Underwriting Members: (18)	M.R. Beal & Company
Underwriting Members: (19)	Oppenheimer & Co., Inc.
Underwriting Members: (20)	Piper Jaffray & Co.
Underwriting Members: (21)	Prager & Co., LLC
Underwriting Members: (22)	Rice Financial Products Company
Underwriting Members: (23)	Roosevelt & Cross Incorporated
Underwriting Members: (24)	Stifel, Nicolaus & Company, Incorporated
Underwriting Members: (25)	Ramirez & Co., Inc.
Underwriting Members: (26)	Raymond James
Underwriting Members: (27)	RBC Capital Markets
Underwriting Members: (28)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (29)	TD Securities
Underwriting Members: (30)	US Bancorp
Underwriting Members: (31)	The Williams Capital Group, L.P.